THERAGENICS CORPORATION®

   Company Contacts:

   James A. MacLennan, CFO & Treasurer

   Lisa Rassel, Investor Relations

   Phone: 800-998-8479 or 770-271-0233

   www.theragenics.com

THERAGENICS CORPORATION® REPORTS

FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

Buford, GA, January 20, 2004 – Theragenics Corporation® (NYSE: TGX), the Georgia-based manufacturer and marketer of TheraSeed®, the premier palladium-103 cancer treatment device, today announced revenue and earnings for the fourth quarter and the year ended December 31, 2003. For the fourth quarter, revenues were $7.0 million versus $9.3 million for the comparable period. Net loss for the fourth quarter was $1.2 million, or $0.04 per share, compared to net income of $0.2 million, or $0.01 per share in the prior year. Revenues for the twelve months ended December 31, 2003, were $35.6 million compared to $41.9 million in the 2002 fiscal year. Gross margin for the year, at $20.0 million, was $7.2 million lower than 2002. Selling, general and administrative expenses in the year amounted to $13.8 million compared to $12.8 million in 2002. Net loss after taxes for the 2003 year (excluding the impact of the cumulative accounting change recorded in the first quarter of 2003) was $90,000 (or $0.00 per share) compared to net income of $5.6 million (or $0.19 per share) in 2002.

Commenting on 2003, Chairman, CEO and President M. Christine Jacobs stated, “As expected, industry consolidation, competitors’ discounting, and uncertainty about reimbursement contributed to disappointing revenues in 2003. Additionally, the situation was exacerbated by distributor performance, with sales through one particular distributor declining by some $6 million in 2003 compared to 2002. Theragenics™ decided to create its own sales organization in order to reduce dependence on distributor performance in the future.

“Our own brachytherapy specialists continue to make outstanding progress based on specific metrics such as new accounts, reactivated accounts and, of course, revenues by territory. Seizing on this momentum, we will be expanding our direct sales organization over the next few months.

“This year’s outsourcing of the TheraSeed® Cancer Information Center enabled Theragenics™ to employ superior call center technology and a staff of seasoned professionals to hone the results of this important marketing tool. Since June 1, the call center has fielded 9,798 requests for information and has provided potential patients and physicians with nearly 7,000 information packages in the same time-frame.

“We are pleased the year culminated with the important enactment of the Medicare legislation. Starting January 1, 2004, prostate brachytherapy is being reimbursed fairly, regardless of the number or type of seeds needed to treat individual prostate cancer patients. The elimination of monetary caps and uncertainty about adequate reimbursement ensures continued access to this life-saving treatment. In 2003, Theragenics™ worked to heighten consumer awareness of brachytherapy and help patients learn about the outcomes and quality of life benefits associated with TheraSeed® devices. We invested approximately $2 million on direct-to-consumer marketing, built a direct sales force of medically trained professionals, added an I-125 seed to our product line to open the door to more customers, and developed value added services for physicians. We look for our 2003 investments to provide a solid foundation for growth in 2004.

“Regarding diversification,” Ms. Jacobs continued, “the biggest milestone during the year was the start of the TheraP trial. As you will recall, this trial is designed to test the safety and feasibility of the Company’s TheraSource™ device for the prevention of restenosis, or renarrowing, of leg arteries following treatment of peripheral vascular disease by balloon angioplasty. To date, 15 patients have been treated. Fourteen of these patients have reached the 30-day data collection point and six have progressed to the six-month endpoint, with no device-related adverse events and no need for revascularization of any treatment areas. Although enrollment has been slower than anticipated, to date we are very pleased with the results of this study.”

Ms.     Jacobs concluded her remarks by saying, “The brachytherapy landscape has changed in 2004. The foundation we have built in 2003, combined with an anticipated increase in the sales force, enhanced consumer and physician marketing programs, and improved Medicare reimbursement should position Theragenics™ for growth in the year ahead.

Diversification is and will remain a top priority.”

Theragenics™ will host a conference call today at 11:00 a.m., Eastern Time. To access the call, dial 800-538-9844 or 706-634-7274 and provide Theragenics Corporation’s® name. This call also is being broadcast live over the Internet, and a recording will be available for one month on the Company’s website. To access the webcast, log on to www.theragenics.com and select the Investor Relations button followed by selecting the Overview button. You also can access a replay of the call until Midnight, Tuesday, January 27, by dialing 800-642-1687 or 706-645-9291 and providing the conference ID code: 4799692.

Theragenics Corporation® is committed to being a leading provider of brachytherapy treatment devices for prostate cancer and other degenerative disease states. The Company is the manufacturer and marketer of the palladium-103 rice-sized device TheraSeed® and also markets I-Seed, an iodine-125 based device. Both devices are used in the treatment of localized prostate cancer in one-time, minimally invasive procedures. Theragenics™ is the world’s largest producer of palladium-103 and is involved in research and development utilizing this material in the treatment of vascular disease, macular degeneration, and other diseases and research and development centered around other isotopes and their commercial usage. For additional information on the Company, call Theragenics’™ Investor Relations Department at (800) 998-8479. The Company’s common stock is traded on the New York Stock Exchange under the symbol TGX. Additional information can be found on the Company website: www.theragenics.com.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, optimism for Theragenics’™ sales organization and its growth, new sales and marketing initiatives, institution of activities and plans that could benefit Theragenics’™ goals in its diversification efforts and anticipated positive results in general. Actual results may be affected by among other things, risks and uncertainties related to new product and process development cycles, potential costs and delays associated with preclinical and clinical studies, potential costs and delays in production optimization (especially as it relates to the Oak Ridge facility), effectiveness and execution of marketing and sales programs by Theragenics™ and its distributors, changes in product pricing by Theragenics™ or other brachytherapy seed producers, changes in costs of materials used in production processes (especially as it relates to isotope production), continued acceptance of the products by the market, continued demand for Pd-103, demand for isotopes or isotopically engineered materials for new or expanded applications, introduction and/or availability of competitive products by others, third-party (including CMS) reimbursement, physician training, third-party distribution agreements, and other factors set forth from time to time in the Company’s Securities and Exchange Commission filings.

All forward looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

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THERAGENICS CORPORATION® CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
Total revenues	$7,010	$9,341	$35,580	$41,864
Cost of sales	3,518	4,081	15,628	14,677

Gross profit	3,492	5,260	19,952	27,187
Operating expenses:
Selling, general &	3,763	3,233	13,788	12,845
Administrative
Research & development	2,006	1,919	7,467	6,538

	5,769	5,152	21,255	19,383

Operating income	(2,277)	108	(1,303)	7,804
Other income, net	216	213	894	897

Net inc./(loss) before taxes	(2,061)	321	(409)	8,701
Income tax expense	(874)	99	(319)	3,145

Net inc./(loss) before cumu-	$(1,187)	$222	$(90)	$5,556
lative effect of accounting change
Cumulative effect of	0	0	(222)	0
accounting change, net of tax
Net income/(loss)	$(1,187)	$222	$(312)	$5,556

EPS before cumulative effect of	$(0.04)	$0.01	$0.00	$0.19
accounting change - Basic
Cumulative effect of
accounting change

Net inc./loss per common share	$(0.04)	$0.01	$0.00	$0.19
Basic
EPS before cumulative effect of	$(0.04)	$0.01	$0.00	$0.19
accounting change - Diluted
Cumulative effect of
accounting change	0	0	$(0.01)	0

Net inc/(loss) per common share	$(0.04)	$0.01	$(0.01)	$0.19
- Diluted
Weighted average
Shares outstanding - Basic	29,940	29,759	29,902	29,746
Shares outstanding - Diluted	30,073	29,906	30,007	29,994

   Three Months Ended Twelve Months Ended

Key Ratios:	12/31/03		12/31/02	12/31/03		12/31/02

Gross Margin	49.8%		56.3%	56.1%		64.9%
Operating Margin	(32	.5)%	1.2%	(3	.7)%	18.6%
Profit before tax and before cumulative
effect of accounting change	(29	.4)%	3.4%	(1	.1)%	20.8%
Profit after tax margin and before
cumulative effect of accounting change	(16	.9)%	2.4%	(0	.3)%	13.3%
Profit after tax margin and after cumulative
effect of accounting change	(16	.9)%	2.4%	(0	.9)%	13.3%
ROE	(5	.8)%	.6%	(0	.3)%	4.0%

THERAGENICS CORPORATION® CONDENSED BALANCE SHEETS(UNAUDITED)

(In thousands)

	December 31, 2003	December 31, 2002
Assets
Cash, short-term investments	$66,431	$68,321
& marketable securities
Trade accounts receivable	$3,831	4,789
Inventories and other current assets	6,800	3,998
Total current assets	77,062	77,108
Property, plant & equipment, net	73,372	74,050
Other assets	2,355	237

Total assets	$152,789	$151,395

Liabilities & Stockholders' Equity
Accounts payable & accrued expenses	$3,053	$2,384
Deferred income taxes	6,830	6,853
Other liabilities	580	68

Total liabilities	10,463	9,305
Stockholders' equity	142,326	142,090

Total liabilities & stockholders' equity	$152,789	$151,395